As filed with the Securities and Exchange Commission on July 25, 2008

Registration No. 333-151861

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

to

FORM F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SILVER WHEATON CORP.

(Exact name of Registrant as specified in its charter)

Ontario, Canada (Province or other jurisdiction of incorporation or organization)	1041 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No., if any)

Suite 3150, 666 Burrard Street
Vancouver, British Columbia, V6C 2X8, Canada
(604) 684-9648
(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680
(Name, address and telephone number (including area code) of agent for service in the United States)

Copies to:

Gary Brown	Mark Bennett	Andrew J. Foley
Silver Wheaton Corp.	Jennifer Traub	Paul, Weiss, Rifkind, Wharton &
Suite 3150 - 666	Cassels Brock & Blackwell LLP	Garrison LLP
Burrard Street	2100 Scotia Plaza	1285 Avenue of the Americas
Vancouver, British Columbia	40 King Street West	New York, New York
V6C 2X8 Canada	Toronto, Ontario	10019-6064 United States
(604) 684-9648	M5H 3C2 Canada	(212) 373-3000
(416) 869-5300

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☒	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	at some future date (check appropriate box below)

	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

	2.	☐

pursuant to Rule 467(b) on (   ) at (   ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (  ).

	3.	☐

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

PART I

INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

I-1

Base Shelf Prospectus

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States, to prepare this short form prospectus in accordance with the disclosure requirements of Canada.  Prospective investors in the United States should be aware that such requirements are different from those of the United States.  The financial statements incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors in the United States should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada.  Such consequences for investors who are residents in, or citizens of, the United States may not be fully described herein.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Corporation is organized under the laws of Ontario, Canada, that some or all of its officers and directors may be residents of a foreign country, that some or all of the experts named in the registration statement may be residents of a foreign country, and that a substantial portion of the assets of the Corporation and said persons may be located outside the United States.

These securities have not been approved or disapproved by the United States Securities and Exchange Commission or any state securities commission nor has the Commission or any state securities commission passed upon the accuracy or adequacy of this short form prospectus.  Any representation to the contrary is a criminal offence.

SHORT FORM PROSPECTUS

New Issue	July 24, 2008

Issue of up to 3,039,423 New Warrants upon Early Exercise

of Common Share Purchase Warrants

This short form prospectus is being filed by Silver Wheaton Corp. (“Silver Wheaton” or the “Corporation”) to qualify the distribution of up to 3,039,423 common share purchase warrants of the Corporation (the “New Warrants”) issuable to the holders of the following outstanding common share purchase warrants of the Corporation upon the early exercise of their respective warrants:

Series of Warrants	Number of New Warrants

First Warrants	1,723,678
Series A Warrants	1,315,745

(the First Warrants and the Series A Warrants are collectively referred to herein as the “Warrants”).

Each New Warrant will entitle the holder to purchase one common share of the Corporation (each a “New Warrant Share” and, collectively, the “New Warrant Shares”) at a price of $20.00 at any time prior to 5:00 p.m. (Vancouver time) on the date which is five years following the expiry of the Early Exercise Period (as defined herein), subject to adjustment in certain events.  This short form prospectus also qualifies the distribution of the New Warrant Shares and the Underlying Shares (as defined herein).

The following table sets forth certain details regarding each series of Warrants:

Series of Warrants	Expiry Date (1)	Exercise Basis per Warrant	Exercise Price per Warrant	Effective Exercise Price per Share

First Warrants	August 5, 2009	0.2 Common Shares	C$0.80	C$4.00
Series A Warrants	November 30, 2009	0.2 Common Shares	C$1.10	C$5.50

(1)                                  The First Warrants expire at 5:00 p.m. (Calgary time) and the Series A Warrants expire at 5:00 p.m. (Toronto time) on the respective expiry dates.

The holders of the Warrants are collectively referred to herein as the “Warrantholders” and the common shares of the Corporation issuable upon exercise of the Warrants are collectively referred to herein as the “Underlying Shares”.

The First Warrants are governed by the terms of an amended and restated common share purchase warrant indenture dated as of June 1, 2005 (the “First Warrant Indenture”) between the Corporation and CIBC Mellon Trust Company (the “Warrant Agent”).  The Series A Warrants are governed by the terms of a common share purchase warrant indenture dated as of November 30, 2004 (the “Series A Warrant Indenture” and, collectively with the First Warrant Indenture, the “Warrant Indentures”) between the Corporation and the Warrant Agent.

Subject to the Corporation receiving all required approvals, including the requisite approval of the Warrantholders to amend the respective Warrant Indentures (the amendments to the Warrant Indentures are collectively referred to herein as the “Warrant Amendments”) and the requisite approval of the shareholders of the Corporation (the “Shareholders”) to issue the New Warrants, each Warrant will entitle the holder thereof to acquire the number of Underlying Shares otherwise issuable upon the exercise of the respective Warrants and a fraction of a New Warrant as set forth in the table below, in the event such holder exercises its Warrants during a specified 20 business day period, commencing on the day that the respective Warrantholder approvals are obtained at the Warrantholder Meeting (as defined herein), such 20 business day period being extendable in the sole discretion of the Corporation (the “Early Exercise Period”):

Series of Warrants	Fraction of a New Warrant for Each Warrant Exercised during Early Exercise Period

First Warrants	0.0148
Series A Warrants	0.0340

Assuming that all of the outstanding Warrants are exercised during the Early Exercise Period, the gross proceeds to the Corporation will be approximately C$136 million.  See “Use of Proceeds”.

The Warrant Amendments will be effected pursuant to the terms of supplemental warrant indentures to be entered into between the Corporation and the Warrant Agent.  This short form prospectus also qualifies the distribution of the rights to acquire the New Warrants to the Warrantholders pursuant to the Warrant Amendments in each of the provinces of Canada.

The Warrant Amendments for each of the First Warrants and the Series A Warrants is conditional upon the approval of the Warrant Amendments for such series of Warrants by the respective Warrantholders and the approval of the issuance of the New Warrants by the Shareholders.

In addition, this short form prospectus is being filed to register, in the United States, under the multijurisdictional disclosure system, the New Warrants, the New Warrant Shares and the Underlying Shares.  Where the context permits, the New Warrants, the New Warrant Shares and the Underlying Shares are collectively referred to herein as the “Subject Securities”.

No agency fee will be paid by Silver Wheaton in connection with the distribution of the Subject Securities being  qualified under this short form prospectus.  GMP Securities L.P. (“GMP”) and Genuity Capital Markets (“Genuity” and, collectively with GMP, the “Financial Advisors”) are acting as financial advisors to the Corporation in connection with the issuance of the New Warrants and will be paid a fee for acting as financial advisors.  See “Plan of Distribution”.

Investing in the Subject Securities involves risks that are described in this short form prospectus under “Risk Factors”.

The Corporation’s outstanding Common Shares, First Warrants and Series A Warrants are listed and posted for trading on the TSX under the trading symbols “SLW”, “SLW.WT” and “SLW.WT.A”, respectively.  The outstanding common shares of the Corporation

(the “Common Shares”) are also listed and posted for trading on the New York Stock Exchange (the “NYSE”) under the trading symbol “SLW”.  On July 23, 2008, the last trading day prior to the date of this short form prospectus, the closing price of the Common Shares, the First Warrants and the Series A Warrants on the TSX was C$14.23, C$2.10 and C$1.82, respectively, and the closing price of the Common Shares on the NYSE was $14.10.

The TSX has conditionally approved the listing of the New Warrants and the New Warrant Shares, subject to the Corporation fulfilling all of the listing requirements of the TSX.

The Corporation’s head office is located at 666 Burrard Street, Suite 3150, Park Place, Vancouver, British Columbia, V6C 2X8 and its registered office is located at Suite 2100, 40 King Street West, Toronto, Ontario, M5H 3C2.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This short form prospectus contains or incorporates by reference “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities legislation.  Forward-looking statements, which are all statements other than statements of historical fact, include, but are not limited to, statements with respect to the future price of silver, the estimation of mineral reserves and resources, the realization of mineral reserve estimates, the timing and amount of estimated future production, costs of production, reserve determination and reserve conversion rates.  Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”.  All forward-looking statements and forward-looking information is based on reasonable assumptions that have been made by the Corporation as at the date such statements are made.  Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Silver Wheaton to be materially different from those expressed or implied by such forward-looking statements, including but not limited to: the successful completion of the warrant amendment transaction, including obtaining all applicable regulatory, shareholder and Warrantholder approvals and receiving the full estimated proceeds of the exercise of the Warrants, the absence of control over mining operations from which Silver Wheaton purchases silver and risks related to these mining operations, including risks related to international operations, actual results of current exploration activities, actual results of current reclamation activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, as well as those factors discussed in the section entitled “Risk Factors” in this short form prospectus.  Although Silver Wheaton has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that forward-looking statements will prove to be accurate.  Accordingly, readers should not place undue reliance on forward-looking statements.  The forward-looking statements and forward-looking information contained or incorporated by reference in this short form prospectus are included for the purpose of providing investors with information to assist them in understanding the proposed warrant amendment transaction as well as the Corporation’s expected financial and operational performance and may not be appropriate for other purposes.  Silver Wheaton does not undertake to update any forward-looking statements that are included or incorporated by reference herein, except in accordance with applicable securities laws.

FINANCIAL INFORMATION AND CURRENCY

The consolidated financial statements of Silver Wheaton incorporated by reference in this short form prospectus are reported in United States dollars and have been prepared in accordance with Canadian generally accepted accounting principles.

All currency amounts in this short form prospectus are expressed in United States dollars, unless otherwise indicated.  References to “C$” are to Canadian dollars.  On July 23, 2008, the closing exchange rate for Canadian dollars in terms of the United States dollar, as quoted by the Bank of Canada, was US$1.00 = C$1.0103.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this short form prospectus from documents filed with the securities commissions or similar authorities in each of the provinces of Canada and filed with, or furnished to, the United States Securities and Exchange Commission (the “SEC”).  Copies of the documents incorporated herein by reference may be obtained on request without charge from the Director, Investor Relations of the Corporation at 666 Burrard Street, Suite 3150, Park Place, Vancouver, British Columbia, V6C 2X8, telephone (604) 639-9504, and are also available electronically at www.sedar.com or www.sec.gov.

The following documents, filed by the Corporation with the securities commissions or similar authorities in each of the provinces of Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference into, and form an integral part of, this short form prospectus:

(a)                                  the annual information form (the “Annual Information Form”) of the Corporation dated March 28, 2008 for the financial year ended December 31, 2007;

(b)                                 the audited consolidated balance sheets of the Corporation as at December 31, 2007 and 2006, and the consolidated statements of operations, cash flows and shareholders’ equity for each of the three years in the period ended December 31, 2007 and the consolidated statement of comprehensive income for the year ended December 31, 2007, together with the reports of independent registered chartered accountants thereon and the notes thereto;

(c)                                  management’s discussion and analysis of results of operations and financial condition of the Corporation for the year ended December 31, 2007;

(d)                                 the interim unaudited consolidated financial statements of the Corporation as at and for the three months ended March 31, 2008, together with the notes thereto;

(e)                                  management’s discussion and analysis of results of operations and financial condition of the Corporation for the three months ended March 31, 2008;

(f)                                    the management information circular of the Corporation dated March 25, 2008 prepared in connection with the annual and special meeting of shareholders of the Corporation held on May 14, 2008;

(g)                                 the management information circular of the Corporation dated July 7, 2008 prepared in connection with the special meeting of shareholders of the Corporation scheduled to be held on August 7, 2008;

(h)                                 the management information circular of the Corporation dated July 7, 2008 prepared in connection with the meeting of warrantholders of the Corporation scheduled to be held on August 7, 2008;

(i)                                     the material change report of the Corporation filed on January 7, 2008 relating to the Corporation’s agreement to purchase between 45% and 90% of the life of mine silver production from the copper-molybdenum-silver-gold Rosemont copper project (the “Rosemont Project”) owned by Augusta Resource Corporation (“Augusta”) located in Pima County, Arizona;

(j)                                     the material change report of the Corporation filed on February 5, 2008 relating to the secondary offering (the “Secondary Offering”) of 108,000,000 common shares of the Corporation for gross proceeds to Goldcorp Trading (Barbados) Limited of C$1,566,000,000;

(k)                                  the material change report of the Corporation filed on February 19, 2008 relating to the completion of the Secondary Offering;

(l)                                     the material change report of the Corporation filed on May 16, 2008 relating to the Corporation’s agreement to purchase 75% of the life of mine silver production from the Campo Morado property (the “Campo Morado Property”) owned by Farallon Resources Ltd. (“Farallon”) located in Guerrero State, Mexico; and

(m)                               the material change report of the Corporation filed on June 26, 2008 relating to the Corporation’s transaction contemplated by this short form prospectus.

Any document of the type referred to in section 11.1 of Form 44-101F1 Short Form Prospectus, if filed by the Corporation after the date of this short form prospectus and prior to the termination of the offering of securities hereunder, shall be deemed to be incorporated by reference in this short form prospectus.  In addition, any similar documents filed on Form 6-K or Form 40-F by the Corporation with the SEC, after the date of this short form prospectus and prior to the termination of the offering of securities hereunder, shall be deemed to be incorporated by reference in this short form prospectus, if and to the extent expressly provided for in such reports on Form 6-K or Form 40-F.

Any statement contained in this short form prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this short form prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies, replaces or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this short form prospectus.  The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING
PRESENTATION OF MINERAL RESOURCES

This short form prospectus, including the documents incorporated by reference herein, has been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of

United States securities laws.  This short form prospectus, including the documents incorporated by reference herein, uses the terms “Measured”, “Indicated” and “Inferred” Resources.  United States investors are advised that while such terms are recognized and required by Canadian regulations, the SEC does not recognize them.  Under United States disclosure standards, mineralization may not be classified as a “reserve” unless a determination has been made that the mineralization could be economically and legally extracted at the time the reserve determination is made.  “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility.  It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category.  Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies.  United States investors are cautioned not to assume that all or any part of Measured or Indicated Mineral Resources will ever be converted into Mineral Reserves.  United States investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.

AVAILABLE INFORMATION

The Corporation files reports and other information with the securities commissions and similar regulatory authorities in each of the provinces of Canada.  These reports and information are available to the public free of charge on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

The Corporation is subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and in accordance therewith files reports and other information with the SEC.  Under the multijurisdictional disclosure system adopted by the United States and Canadian securities regulators, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States.  As a foreign private issuer, the Corporation is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Corporation’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.  Under the Exchange Act, the Corporation is not required to publish financial statements as frequently or as promptly as United States companies.  Reports and other information filed by the Corporation may be inspected and copied at the public reference facilities maintained by the SEC in the public reference room at 100 F Street, N.E., Washington, D.C., 20549 by paying a fee. Prospective investors may call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information regarding the public reference facilities.  The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC.  The address of the website is www.sec.gov.

The Corporation has filed with the SEC a registration statement (the “Registration Statement”) on Form F-10 under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) with respect to the Subject Securities.  This short form prospectus, including the documents incorporated by reference herein, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC.  For further information with respect to the Corporation and the Subject Securities, reference is made to the Registration Statement and the exhibits thereto.  Statements contained in this short form prospectus, including the documents incorporated by reference, as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement.  Each such statement is qualified in its entirety by such reference.  The Registration Statement can be found on the SEC’s website, www.sec.gov.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the Registration Statement of which this short form prospectus forms a part: (a) the documents referred to under the heading “Documents Incorporated by Reference” in this short form prospectus; (b) the consent of Deloitte & Touche LLP; (c) the consent of GMP Securities L.P.; (d) the consent of Genuity Capital Markets; (e) the consent of Lars Malmström; (f) the consent of Per Hedström; (g) the consent of Patrick Forward; (h) the consent of Velasquez Spring; (i) the consent of Gordon Watts; (j) the consent of Reynaldo Rivera; (k) the consent of Jim Tompkins; (l) the consent of Robert H. Bryson;

(m) the consent of Robert Didur; (n) the consent of Fred H. Brown; (o) the consent of Steven Ristorcelli; (p) powers of attorney of the directors and officers of the Corporation; (q) the New Indenture; and (r) the Fiscal Advisory Agreements (as defined herein).

THE CORPORATION

Overview

Silver Wheaton is a mining company with 100% of its operating revenue from the sale of silver.  The Corporation’s principal product is silver that it has agreed to purchase pursuant to silver purchase agreements as follows:

(i)                                   100% of the payable silver produced from the San Dimas gold-silver mines in Mexico owned by Goldcorp Inc. (“Goldcorp”) for the lesser of $3.90 per ounce of silver (subject to an annual inflationary adjustment equal to 50% of the percentage increase in the United States consumer price index, subject to a minimum adjustment of 0.4% and a maximum adjustment of 1.65% per annum after October 15, 2007) and the then prevailing market price per ounce of silver;

(ii)                                100% of the payable silver produced from the Zinkgruvan zinc-lead-silver mine in Sweden owned by Lundin Mining Corporation for the lesser of $3.90 per ounce of silver (subject to an annual inflationary adjustment equal to 50% of the percentage increase in the United States consumer price index, subject to a minimum adjustment of 0.4% and a maximum adjustment of 1.65% per annum after December 8, 2007) and the then prevailing market price per ounce of silver;

(iii)                             100% of the payable silver, up to 4,750,000 ounces of silver per annum, produced from Glencore International AG, based on production from its Yauliyacu mining operations in Perú for $3.90 per ounce of silver (subject to an annual inflationary adjustment equal to 50% of the percentage increase in the United States consumer price index, subject to a minimum adjustment of 1% and a maximum adjustment of 1.65% per annum after March 23, 2009);

(iv)                            100% of the payable silver produced from the Stratoni lead-zinc-silver mine in Greece owned by European Goldfields Limited for the lesser of $3.90 per ounce of silver (subject to an annual inflationary adjustment of 1% per annum after April 23, 2010) and the then prevailing market price per ounce of silver;

(v)                               25% of the payable silver produced from the Peñasquito gold-silver-zinc-lead project in Zacatecas, Mexico owned by Goldcorp for the lesser of $3.90 per ounce of silver (subject to an annual inflationary adjustment equal to 50% of the percentage increase in the United States consumer price index, subject to a minimum adjustment of 0.4% and a maximum adjustment of 1.65% per annum three years after commercial production commences and every December 31st thereafter) and the then prevailing market price per ounce of silver;

(vi)                            100% of the payable silver produced from the Mineral Park copper-molybdenum-silver mine in Arizona owned by Mercator Minerals Ltd. for the lesser of $3.90 (subject to a one percent annual adjustment beginning three years after a minimum production level has been met) and the then prevailing market price per ounce of silver;

(vii)                         75% of the payable silver produced from the Campo Morado Property in Mexico owned by Farallon for the lesser of $3.90 (subject to a one percent annual adjustment starting in year four after production commences) and the then prevailing market price per ounce of silver; and

(viii)                      50% of the payable silver produced from the La Negra mine in Guerrero State, Mexico 80%-owned by Aurcana Corporation for the lesser of $3.90 (subject to a one percent annual adjustment starting in year four after production commences) and the then prevailing market price per ounce of silver.

The Corporation has also entered a letter of intent with respect to purchasing 45% of the payable silver produced from the Rosemont Project in Arizona owned by Augusta.

The Corporation is actively pursuing future growth opportunities, primarily by way of long-term silver purchase contracts.  The Corporation is currently engaged in discussions with respect to such possible opportunities.  At any given time, discussions and activities can be in progress on a number of initiatives, each at different stages of development.  Other than as disclosed herein, the Corporation currently does not have any binding agreements or commitments to enter into any such transaction.  There is no assurance that any potential transaction will be successfully completed.

Recent Developments

Increased Debt Facility

Silver Wheaton has increased the amount of its revolving bank debt facility (the “Revolving Loan”) by $100 million to $400 million.  The increased Revolving Loan has a remaining life of approximately six years and the terms are otherwise substantially unchanged.  The Revolving Loan will be available to fund future growth opportunities.  The existing $200 million term loan facility remains in place.

Management Change

Mr. Gary Brown was appointed Chief Financial Officer of Silver Wheaton effective July 1, 2008, replacing Nolan Watson.

WARRANT AMENDMENTS

First Warrants

First Warrant Indenture

The First Warrants are governed by the terms of the First Warrant Indenture.  The original warrant indenture governing the First Warrants was entered into in connection with a private placement of subscription receipts exchangeable for Common Shares and First Warrants in August 2004.  A supplemental indenture to the original warrant indenture was entered into in connection with the issuance of additional First Warrants to Zinkgruvan Mining AB in December 2004.  The original warrant indenture, as supplemented, was amended and restated in connection with the change in transfer agent in June 2005.

Pursuant to the terms of the First Warrant Indenture, each First Warrant entitles the holder thereof (a “First Warrantholder” and, collectively, the “First Warrantholders”) to purchase 0.2 of an Underlying Share (subject to adjustment in the case of certain events) (the “Exercise Basis”) at a price of C$0.80 at any time prior to 5:00 p.m. (Calgary time) on August 5, 2009, after which time the First Warrants will expire and become null and void.  The First Warrant Indenture is available for review under the Corporation’s profile at www.sedar.com, filed on July 5, 2005.

The First Warrant Indenture provides the First Warrantholders with the power, exercisable by “extraordinary resolution” (as defined in the First Warrant Indenture) to, among other things, agree with the Corporation to any modification, alteration, compromise or arrangement of the rights of First Warrantholders.  The First Warrant Indenture defines an “extraordinary resolution” to mean a resolution passed at a meeting of First Warrantholders duly convened for the purpose and held in accordance with the provisions of the First Warrant Indenture at which there are First Warrantholders present, in person or by proxy, representing at least 10% of the aggregate number of all of the then outstanding First Warrants and passed by the affirmative votes of the First Warrantholders representing not less than 66 2/3% of the aggregate number of all of the then outstanding First Warrants represented at the meeting and voted on the poll upon such resolution.  See “Warrantholder Meeting”.

First Supplemental Indenture

Immediately upon obtaining all necessary approvals, including the requisite Warrantholder and Shareholder approvals discussed elsewhere in this short form prospectus, the Corporation proposes to enter into a supplemental indenture to the First Warrant Indenture (the “First Supplemental Indenture”) to provide, among other things, that each First Warrant exercised during the Early Exercise Period will entitle the holder thereof to acquire 0.0148 of a New Warrant in addition to the 0.2 of an Underlying Share otherwise issuable upon the exercise of each First Warrant.

Series A Warrants

Series A Warrant Indenture

The Series A Warrants are governed by the terms of the Series A Warrant Indenture.  The Series A Warrant Indenture was entered into in connection with a private placement of units comprising Common Shares and Series A Warrants in November 2004.

Pursuant to the terms of the Series A Warrant Indenture, each Series A Warrant entitles the holder thereof (a “Series A Warrantholder” and, collectively, the “Series A Warrantholders”) to purchase Underlying Shares on the Exercise Basis at a price of C$1.10 at any time prior to 5:00 p.m. (Toronto time) on November 30, 2009, after which time the Series A Warrants will expire and become null and void.  The Series A Warrant Indenture is available for review under the Corporation’s profile at www.sedar.com, filed on April 1, 2005.

The Series A Warrant Indenture provides the Series A Warrantholders with the power, exercisable by “extraordinary resolution” (as defined in the Series A Warrant Indenture) to, among other things, agree with the Corporation to any modification, alteration, compromise or arrangement of the rights of Series A Warrantholders.  The Series A Warrant Indenture defines an “extraordinary resolution” to mean a resolution passed at a meeting of Series A Warrantholders duly convened for the purpose and held in accordance with the provisions of the Series A Warrant Indenture at which there are Series A Warrantholders present, in person or by proxy, representing at least 10% of the aggregate number of all of the then outstanding Series A Warrants and passed by the affirmative votes of the Series A Warrantholders representing not less than 66 2/3% of the aggregate number of all of the then outstanding Series A Warrants represented at the meeting and voted on the poll upon such resolution.  See “Warrantholder Meeting”.

Series A Supplemental Indenture

Immediately upon obtaining all necessary approvals, including the requisite Warrantholder and Shareholder approvals discussed elsewhere in this short form prospectus, the Corporation proposes to enter into a supplemental indenture to the Series A Warrant Indenture (the “Series A Supplemental Indenture”, and together with the First Supplemental Indenture, the “Supplemental Indentures”) to provide, among other things, that each Series A Warrant exercised during the Early Exercise Period will entitle the holder thereof to acquire 0.0340 of a New Warrant in addition to the 0.2 of an Underlying Share otherwise issuable upon the exercise of each Series A Warrant.

Background and Reasons for the Warrant Amendments

As of July 23, 2008, 116,464,750 First Warrants and 38,698,386 Series A Warrants were issued and outstanding, of which, two insiders of the Corporation held an aggregate of 392,500 First Warrants, representing approximately 0.3% of the outstanding First Warrants, and five insiders of the Corporation held an aggregate of 430,000 Series A Warrants, representing approximately 1.1% of the outstanding Series A Warrants.  As of July 23, 2008, 223,857,914 Common Shares were issued and outstanding, of which 278,647 Common Shares, representing approximately 0.1% of the outstanding Common Shares, were held by insiders of the Corporation.

Management of the Corporation has reviewed Silver Wheaton’s capital structure and considered the possibility of the early exercise of the Warrants in order to align the Corporation’s capital needs with the proceeds from the exercise of the Warrants.  The Corporation believes that the trading pattern of the Warrants is currently substantially the same as the trading pattern of the Common Shares and that the trading price of the Warrants does not include a significant option value component in addition to the intrinsic or the “in-the-money” value of the Warrants.  Further, management believes that the market for the Warrants is relatively illiquid and that it is unlikely that a liquid trading market for the Warrants will develop prior to the expiry of the Warrants.  The following table compares the average trading price and the intrinsic value of each series of Warrants for the five trading days ending on June 20, 2008.

Five Trading Day Premium

(June 16, 2008 to June 20, 2008)

Series of Warrants	Trading Price	Intrinsic Value	Percentage of Premium to Intrinsic Value
	(C$) (1)	(C$) (2)	(%)

First Warrants	2.01	1.99	0.8%
Series A Warrants	1.77	1.69	4.6%

(1)                                  Five day volume weighted average trading price ending on June 20, 2008 of the respective Warrants on the TSX.

(2)                                 Five day volume weighted average trading price ending on June 20, 2008 of the Common Shares on the TSX multiplied by the Exercise Basis less the exercise price per Warrant of the respective Warrants set forth in the table on the face page of this short form prospectus listing each series of Warrants.

On May 14, 2008, the board of directors of the Corporation approved the submission of the Warrant Amendments to Warrantholders and Shareholders for their approval.

The Corporation believes that the transaction contemplated herein would have the following benefits to the Corporation, the Warrantholders and the Shareholders:

(a)                                  the early exercise of the Warrants would increase the Corporation’s financial strength and flexibility;

(b)                                 the early exercise of the Warrants would align the Corporation’s current capital needs with the proceeds to be realized upon the exercise of the Warrants;

(c)                                  in the event that all of the Warrants are exercised during the Early Exercise Period, the Corporation would receive gross proceeds of approximately C$136 million which will be available to fund future growth opportunities (see “Use of Proceeds”);

(d)                                 the early exercise of the Warrants would enable the Corporation to access significant proceeds at an attractive cost of capital relative to an equity financing such as a public offering or a private placement;

(e)                                  the estimated expenses associated with the Warrant Amendments of C$2 million are significantly less than the estimated expenses and underwriting fees which would be incurred in connection with an equity financing such as a public offering or a private placement;

(f)                                    the issuance of the New Warrants will result in less dilution to the Shareholders than an equity financing such as a public offering or a private placement which would likely be priced at a discount to the trading price of the Common Shares;

(g)                                 the early exercise of the Warrants would increase the Corporation’s public float, which management believes may increase the trading liquidity of the Common Shares;

(h)                                 management believes the early exercise of the Warrants should provide the Warrantholders with the benefits of a more liquid trading market for the Common Shares and the New Warrants as compared to the trading market for the First Warrants and the Series A Warrants; and

(i)                                     the Warrant Amendments would provide the Warrantholders with the opportunity to fully liquidate their investment for Common Shares in a transaction which provides Warrantholders with a premium to the theoretical or Black-Scholes value of the Warrants, the intrinsic or “in-the-money” value of the Warrants and the trading price of the Warrants prior to the announcement of the Warrant Amendments.

Fairness Opinions

In connection with the proposed Warrant Amendments, the Corporation has engaged the Financial Advisors to act as financial advisors to the Corporation in connection with the issuance of the New Warrants to Warrantholders.  GMP has provided an opinion (the “Warrantholder Fairness Opinion”) as to the fairness of the issuance of the New Warrants, from a financial point of view, to the Warrantholders, excluding insiders of the Corporation.  Genuity has provided an opinion (the “Shareholder Fairness Opinion”) as to the fairness of the issuance of the New Warrants, from a financial point of view, to the Shareholders, excluding insiders of the Corporation.

GMP determined that the issuance of the New Warrants to Warrantholders would be fair, from a financial point of view, to the Warrantholders, excluding insiders of the Corporation, if the probable aggregate value of the Underlying Shares of each series of Warrants and the New Warrants to be issued to Warrantholders following the completion of the transactions contemplated by the Warrant Amendments would exceed the probable aggregate value available to the Warrantholders in respect of the Warrants if the Corporation were to maintain, in all material respects, the status quo, including its current debt and equity capital structure (the “Status Quo Alternative”).  GMP did not take into account any tax consequences or the possibility of a tax liability in connection with the transactions proposed by the Warrant Amendments or the disposition of Warrants by the Warrantholders.

Genuity determined that the issuance of the New Warrants to Warrantholders would be fair, from a financial point of view, to the Shareholders, excluding insiders of the Corporation, if the probable aggregate value of the Common Shares to Shareholders as at the date of the Shareholder Fairness Opinion, after the issuance of the New Warrants to Warrantholders, would exceed the probable aggregate value available to the Shareholders on such date under the Status Quo Alternative.  Genuity did not take into account any tax consequences or the possibility of a tax liability in connection with the transactions proposed by the Warrant Amendments or the disposition of Warrants by the Warrantholders.

The Warrantholder Fairness Opinion is dated as of June 23, 2008.  Based upon and subject to the assumptions made and the matters considered in the Warrantholder Fairness Opinion, GMP is of the opinion that, as of June 23, 2008, the issuance of the New Warrants is fair, from a financial point of view, to the Warrantholders, excluding insiders of the Corporation.

The Shareholder Fairness Opinion is dated as of June 23, 2008.  Based upon and subject to the assumptions made and the matters considered in the Shareholder Fairness Opinion, Genuity is of the opinion that, as of June 23, 2008, the issuance of the New Warrants is fair, from a financial point of view, to the Shareholders, excluding insiders of the Corporation.

The Warrantholder Fairness Opinion and the Shareholder Fairness Opinion are based upon a variety of factors and assumptions and must be considered as a whole.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.

Recommendation of the Board of Directors of the Corporation

The material factors considered by the board of directors of the Corporation which provided support for the conclusion that the issuance of the New Warrants to Warrantholders is fair to Warrantholders and Shareholders, excluding insiders of the Corporation, were:

(a)                                      in the event that holders of all Warrants exercise their Warrants during the Early Exercise Period, the Corporation would issue New Warrants to Warrantholders which, if fully exercised, would represent approximately 1.4% of the outstanding Common Shares;

(b)                                     the Warrant Amendments provide Warrantholders with the opportunity to fully liquidate their investment for Common Shares in a transaction which provides Warrantholders with a premium to the theoretical or Black-Scholes value of the Warrants, the intrinsic or “in-the-money” value of the Warrants and the trading price of the Warrants prior to the announcement of the Warrant Amendments;

(c)                                      the early exercise of the Warrants should provide the Warrantholders with the benefits of a more liquid trading market for the Common Shares and the New Warrants as compared to the relatively illiquid trading market for the Warrants;

(d)                                     the Warrantholder Fairness Opinion to the board of directors of the Corporation provides that the issuance of the New Warrants is fair, from a financial point of view, to the Warrantholders, excluding insiders of the Corporation, where fairness is defined only from the perspective that the proposal provides probable additional value versus the Status Quo Alternative for Warrantholders;

(e)                                      the Shareholder Fairness Opinion to the board of directors of the Corporation provides that the issuance of the New Warrants is fair, from a financial point of view, to the Shareholders, excluding insiders of the Corporation, where fairness is defined only from the perspective that the proposal provides probable additional value versus the Status Quo Alternative for Shareholders;

(f)                                        if all of the Warrants are exercised during the Early Exercise Period, the proceeds from such early exercise would provide a cost effective alternative source of funds for the Corporation;

(g)                                     in order to be effective, the Warrant Amendments for each series of Warrants must be approved by not less than 66 2/3% of the votes cast in respect of such Warrant Amendment by the Disinterested Warrantholders (as defined herein) of such series; and

(h)                                     pursuant to the requirements of the TSX, the issuance of the New Warrants must be approved at a special meeting of Shareholders by a majority of the votes cast thereat by Disinterested Shareholders (as defined herein).

In light of the number and variety of factors considered by the board of directors of the Corporation in connection with their evaluation of the issuance of the New Warrants, the directors did not find it practicable to assign relative weights to the foregoing factors; accordingly, they did not do so.

In order to arrive at its recommendation, the board of directors of the Corporation obtained the advice of its legal counsel and the Financial Advisors, completed a detailed examination of the terms and conditions of the Warrant Amendments and completed a detailed examination of the Warrantholder Fairness Opinion and the Shareholder Fairness Opinion.  The directors of the Corporation also considered that in order for U.S. Warrantholders to exercise their Warrants and receive Underlying Shares and New Warrants, U.S. Warrantholders will be required to qualify for an applicable exemption from registration under the U.S. Securities Act.

The board of directors of the Corporation have determined that the issuance of the New Warrants is in the best interests of the Corporation and is fair to Warrantholders and Shareholders, excluding insiders of the Corporation.  The directors of the Corporation recommend that Disinterested Warrantholders vote in favour of the Warrant Amendments and that Disinterested Shareholders vote in favour of the issuance of the New Warrants.

Warrantholder Meeting

Pursuant to the requirements of the TSX and the respective Warrant Indentures, the Warrant Amendments require the approval of 66 2/3% of the votes cast by the Warrantholders of each series of Warrants, respectively, excluding insiders of the Corporation (the “Disinterested Warrantholders”) at an extraordinary meeting of Warrantholders (the “Warrantholder Meeting”).  As of July 23, 2008, two insiders of the Corporation held an aggregate of 392,500 First Warrants, representing approximately 0.3% of the outstanding First Warrants, and five insiders of the Corporation held an aggregate of 430,000 Series A Warrants, representing approximately 1.1% of the outstanding Series A Warrants.  The Warrantholder Meeting, at which there will be conducted separate votes for each Warrant Amendment by the respective Warrantholders of each series of Warrants, has been scheduled to be held on August 7, 2008.

Shareholder Meeting

Pursuant to the requirements of the TSX, the issuance of the New Warrants to be issued upon the early exercise of the Warrants requires the approval of a majority of the votes cast by the Shareholders, excluding insiders of the Corporation and Shareholders who are also Warrantholders (the “Disinterested Shareholders”), at a special meeting of Shareholders (the “Shareholder Meeting”).  The Shareholder Meeting has been scheduled to be held on August 7, 2008, the same day as the Warrantholder Meeting.

CONSOLIDATED CAPITALIZATION

Assuming all of the Warrants are exercised during the Early Exercise Period, the Corporation will issue 31,032,627 Underlying Shares and 3,039,423 New Warrants, and there will no longer be any First Warrants or Series A Warrants outstanding.  See “Plan of Distribution”.

The following table sets forth the Corporation’s consolidated capitalization as of the dates indicated, adjusted to give effect to the material changes in the share and loan capital of the Corporation since March 31, 2008, the date of the Corporation’s most recently filed financial statements.  The table should be read in conjunction with the unaudited interim consolidated financial statements of the Corporation as at and for the three months ended March 31, 2008, including the notes thereto, and management’s discussion and analysis of results of operations and financial condition incorporated by reference in this short form prospectus.

($ in thousands)	As at March 31, 2008	As at March 31, 2008 After Giving Effect to the Exercise of the Warrants (1)(2)(3)

Debt	386,320	361,519
Shareholders’ equity
Common shares	500,585	651,818
Share purchase options	6,872	6,872
Restricted share units	452	452
Warrants	38,493	18,521
Retained earnings	236,586	236,586
Accumulated other comprehensive income	31,241	31,241
Total shareholders’ equity	814,229	945,490
Total capitalization	1,200,549	1,307,009

(1)                                  Adjusted for material changes to debt as follows:

March 31, 2008 original balance	$386,320
Farallon silver interest payments	65,000
Mercator silver interest payment	42,000
Aurcana silver interest payment	25,000
Repayments	(25,540)
Adjusted balance before giving effect to the exercise of the warrants	492,780
Proceeds from warrant exercise net of share issue costs	(131,261)
Adjusted balance after giving effect to the exercise of the warrants	$361,519

(2)                                  After deducting expenses of the distribution, estimated to be C$2.0 million.

(3)                                  Assumes the exercise of all Warrants.

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

New Warrants

The New Warrants will be authorized to be issued under the Supplemental Indentures amending the Warrant Indentures between the Corporation and the Warrant Agent.  The terms of the New Warrants will be governed by the terms of the new warrant indenture (the “New Indenture”) entered into between the Corporation and the Warrant Agent dated as of July 24, 2008.  The Corporation has appointed the principal transfer offices of the Warrant Agent in Vancouver, British Columbia and Toronto, Ontario as the location at which New Warrants may be surrendered for exercise or transfer.  The following summary of certain provisions of the New Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the New Indenture.

Each New Warrant will entitle the holder to purchase one New Warrant Share at a price of $20.00 at any time prior to 5:00 p.m. (Vancouver time) on the date which is five years following the expiry of the Early Exercise Period, after which time the New Warrants will expire and become null and void.  The exercise price and the number of New Warrant Shares issuable upon exercise are both subject to adjustment in certain circumstances as more fully described below.  Under the New Indenture, the Corporation will be entitled to purchase in the market, by private contract or otherwise, all or any of the New Warrants then outstanding, and any New Warrants so purchased will be cancelled.

The New Indenture provides for adjustment in the number of New Warrant Shares issuable upon the exercise of the New Warrants and/or the exercise price per New Warrant Share upon the occurrence of certain events, including:

(i)                                   the issue of Common Shares or securities exchangeable for or convertible into Common Shares to all or substantially all of the Shareholders as a stock dividend or other distribution (other than a “dividend paid in the ordinary course”, as defined in the New Indenture, or a distribution of Common Shares upon the exercise of the New Warrants or pursuant to the exercise of director, officer or employee stock options granted under the Corporation’s stock option plans);

(ii)                                the subdivision, redivision or change of the then outstanding Common Shares into a greater number of shares;

(iii)                             the reduction, combination or consolidation of the then outstanding Common Shares into a lesser number of shares;

(iv)                            the issuance to all or substantially all of the Shareholders of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase Common Shares, or securities exchangeable for or convertible into Common Shares, at a price per share to the holder (or at an exchange or conversion price per share) of less than 95% of the “current market price”, as defined in the New Indenture, for the Common Shares on such record date; and

(v)                               the issuance or distribution to all or substantially all of the Shareholders of shares of the Corporation of any class other than Common Shares, rights, options or warrants to acquire Common Shares or securities exchangeable for or convertible into Common Shares, evidences of indebtedness or cash, securities or any property or other assets.

The New Indenture also provides for adjustment in the class and/or number of securities issuable upon the exercise of the New Warrants and/or exercise price per security in the event of the following additional events: (1) reclassifications of the Common Shares; (2) consolidations, amalgamations, plans of arrangement or mergers of the Corporation with or into another corporation or other entity (other than consolidations, amalgamations, plans of arrangement or mergers which do not result in any reclassification of the then outstanding Common Shares or a change of the Common Shares into other shares); or (3) the transfer (other than to one of the Corporation’s subsidiaries) of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation or other entity.

No adjustment in the exercise price or the number of New Warrant Shares purchasable upon the exercise of the New Warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would change the exercise price by at least one percent or the number of New Warrant Shares purchasable upon exercise by at least one one-hundredth of a New Warrant Share.

The Corporation also covenants in the New Indenture that, during the period in which the New Warrants are exercisable, it will give notice to holders of New Warrants of certain stated events, including events that would result in an adjustment to the exercise price for the New Warrants or the number of New Warrant Shares issuable upon exercise of the New Warrants, at least 14 days prior to the record date or effective date, as the case may be, of such event.

No fractional New Warrant Shares will be issuable upon the exercise of any New Warrants, and no cash or other consideration will be paid in lieu of fractional shares.  Holders of New Warrants will not have any voting or pre-emptive rights or any other rights which a holder of Common Shares would have.

From time to time, the Corporation and the Warrant Agent, without the consent of the holders of New Warrants, may amend or supplement the New Indenture for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder of New Warrants.  Any amendment or supplement to the New Indenture that adversely affects the interests of the holders of the New Warrants may only be made by “extraordinary resolution”, which is defined in the New Indenture as a resolution either (1) passed at a meeting of the holders of New Warrants at which there are holders of New Warrants present in person or represented by proxy representing at least 10% of the aggregate number of all of the then outstanding New Warrants and passed by the affirmative vote of holders of New Warrants representing not less than 66 2/3% of the aggregate number of all of the then outstanding New Warrants represented at the meeting and voted on the poll upon such resolution or (2) adopted by an instrument in writing signed by the holders of New Warrants representing not less than 66 2/3% of the aggregate number of all of the then outstanding New Warrants.

Reference is made to the New Indenture for the full extent of the attributes of the New Warrants.  A copy of the New Indenture is available for review under Silver Wheaton’s profile at www.sedar.com.

Common Shares

The authorized share capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of preference shares (the “Preference Shares”), issuable in series.  As of July 23, 2008, 223,857,914 Common Shares and no Preference Shares were issued and outstanding.  Holders of Common Shares are entitled to receive notice of any meetings of shareholders of the Corporation, to attend and to cast one vote per Common Share at all such meetings.  Holders of Common Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all directors standing for election.  Holders of Common Shares are entitled to receive on a pro rata basis such dividends, if any, as and when declared by the Corporation’s board of directors at its discretion from funds legally available therefor and upon the liquidation, dissolution or winding up of the Corporation are entitled to receive on a pro rata basis the net assets of the Corporation after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with the holders of Common Shares with respect to dividends or liquidation.  The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

USE OF PROCEEDS

Assuming that all of the outstanding Warrants are exercised during the Early Exercise Period, and that no adjustment based on the anti-dilution provisions contained in the Warrant Indentures has taken place, the gross proceeds to the Corporation will be approximately C$136 million and the net proceeds to the Corporation (after deducting the expenses of the distribution, including expenses relating to the preparation and filing of this short form prospectus as well as financial advisory fees, estimated to be C$2 million) will be approximately C$134 million.  In the event that less than all of the Warrants are exercised during the Early Exercise Period, the proceeds to the Corporation will be less than the proceeds that would have been received had all Warrants been exercised during the Early Exercise Period.

The net proceeds to the Corporation from the early exercise of the Warrants are expected to be used by the Corporation to repay, in part, the Revolving Loan which can then be redrawn to fund future growth opportunities.  In July 2007, the Revolving Loan was drawn in the amount of $246 million in order to partially fund the acquisition of 25% of the life-of-mine silver production from Goldcorp’s Peñasquito project in Mexico.  As of July 23, 2008, the principal amount outstanding under the Revolving Loan was $322.2 million.  The undrawn Revolving Loan is available to fund future growth opportunities.

The Corporation’s actual use of the net proceeds may vary depending on the Corporation’s operating and capital needs from time to time.

PLAN OF DISTRIBUTION

This short form prospectus is being filed to qualify the distribution of up to 3,039,423 New Warrants issuable to Warrantholders upon the exercise of Warrants during the Early Exercise Period and the issuance of the New Warrant Shares and the Underlying Shares.  The New Warrants qualified by this short form prospectus will only be issued to a Warrantholder if such Warrantholder exercises its Warrants during the Early Exercise Period.  This short form prospectus also qualifies the distribution of the rights to acquire the New Warrants to the Warrantholders pursuant to the Warrant Amendments in each of the provinces of Canada and the distribution of the New Warrant Shares.

Fractional New Warrants

The Corporation will not be obliged to issue any fractional New Warrants or any cash or other consideration in lieu thereof upon the exercise of one or more Warrants.  To the extent that the holder of one or more Warrants would otherwise have been entitled to receive upon the exercise of a Warrant a fraction of a New Warrant, that holder may exercise that right in respect of the fraction only in combination with another Warrant or Warrants that in the aggregate entitle the holder to acquire a whole number of New Warrants.

Certificates Representing New Warrants

If, as and when issued, certificates representing the New Warrants will be registered in the name of the Warrantholder of record maintained by the Warrant Agent at its principal offices in Vancouver, British Columbia and Toronto, Ontario and will be delivered to such registered Warrantholder at the address of record.

Financial Advisors

In connection with the proposed issuance of the New Warrants, the Corporation engaged the Financial Advisors to provide, among other things, the Warrantholder Fairness Opinion and the Shareholder Fairness Opinion to the board of directors of the Corporation as to the fairness of the issuance of the New Warrants, from a financial point of view, to the Warrantholders and the Shareholders, respectively, excluding insiders of the Corporation.  See “Warrant Amendments — Fairness Opinions”.  In addition to providing the Warrantholder Fairness Opinion and the Shareholder Fairness Opinion, the general services covered by the Financial Advisors’ engagement include providing analysis and advice to the Corporation in connection with the Warrant Amendments, assisting management with marketing and participating in the preparation and review of documentation in connection with the Warrant Amendments.  The Corporation paid to each of GMP and Genuity C$200,000 upon the delivery of their respective fairness opinions and has agreed to pay to each of GMP and Genuity up to C$300,000 as a success fee.

The Corporation and each of GMP and Genuity entered into respective fiscal advisory agreements (collectively the “Fiscal Advisory Agreements”) dated as of July 24, 2008 in connection with the distribution of the New Warrants.  The respective Fiscal Advisory Agreements provide, among other things, that the Corporation will indemnify GMP and Genuity and their respective affiliates and the respective directors, officers, employees and agents against certain liabilities and expenses or will contribute to payments that GMP and Genuity may be required to make in respect thereof.

Listing of New Warrants

The TSX has conditionally approved the listing of the New Warrants and the New Warrant Shares, subject to the Corporation fulfilling all the listing requirements of the TSX.  In the event that a significant number of the Warrants are exercised, there is no assurance that the Corporation will continue to meet the continued listing requirements of the TSX in respect of the listing of the Warrants and, in such case, the Warrants may be de-listed by the TSX.

PRIOR SALES

The following table summarizes the issuances by the Corporation of Common Shares within the 12 months prior to the date of this short form prospectus.

Date	Security	Price per Security	Number of Securities
August 2007	Common Shares (1)	C$6.03	43,300
	Common Shares (1)	C$3.25	46,000
September 2007	Common Shares (1)	C$3.25	90,000
October 2007	Common Shares (1)	C$3.25	87,500
November 2007	Common Shares (1)	C$3.25	129,500
	Common Shares (1)	C$8.55	33,332
	Common Shares (2)	C$4.00	4,000
December 2007	Common Shares (1)	C$3.25	160,000
	Common Shares (2)	C$4.00	200
January 2008	Common Shares (2)	C$5.50	100
February 2008	Common Shares (2)	C$4.00	100,000
	Common Shares (2)	C$5.50	314,280
	Common Shares (1)	C$3.25	18,000
	Common Shares (1)	C$6.03	100,000
March 2008	Common Shares (1)	C$3.25	170,000
	Common Shares (1)	C$6.03	30,033
	Common Shares (1)	C$12.60	40,667
	Common Shares (2)	C$5.50	200
	Common Shares (2)	C$4.00	7,200
April 2008	Common Shares (3)	Nil	5,168
May 2008	Common Shares (1)	C$3.25	35,000
June 2008	Common Shares (1)	C$3.25	5,000
	Common Shares (2)	C$4.00	40,000
	Common Shares (3)	Nil	1,779
July 2008	Common Shares (2)	C$4.00	6,250
			1,467,509

(1)                                 Issued upon exercise of previously issued stock options of the Corporation.

(2)                                 Issued upon exercise of previously issued warrants of the Corporation.

(3)                                 Issued upon expiry of restricted period for previously issued restricted shares of the Corporation.

The following table summarizes the issuances by the Corporation of restricted shares within the 12 months prior to the date of this short form prospectus.

Date	Security	Price per Security (1)	Number of Securities
September 2007	Restricted Shares	C$12.01	1,333
February 2008	Restricted Shares	C$16.63	24,000
			25,333

(1)                                 These are the deemed exercise prices of the restricted shares issued, although no money is paid to the Corporation.

The following table summarizes the issuances by the Corporation of options to purchase Common Shares within the 12 months prior to the date of this short form prospectus.

Date	Security	Price per Security (1)	Number of Securities
November 2007	Stock Options	C$15.83	205,000
February 2008	Stock Options	C$16.63	870,000
May 2008	Stock Options	C$13.35	50,000
June 2008	Stock Options	C$13.85	150,000
July 2008	Stock Options	C$15.00	75,000
	Stock Options	C$14.13	100,000
			1,450,000

(1)                                 These are the exercise prices of the stock options issued.

TRADING PRICE AND VOLUME

Common Shares

The Common Shares are listed and posted for trading on the TSX and the NYSE under the symbol “SLW”.  The following table sets forth information relating to the trading of the Common Shares on the TSX for the months indicated.

Month	High (C$)	Low (C$)	Volume

2007
January	12.78	10.50	18,023,163
February	13.05	11.35	19,579,018
March	11.70	10.41	20,416,619
April	13.34	10.73	32,800,239
May	13.75	11.28	30,325,062
June	12.89	11.50	21,628,753
July	15.56	12.64	27,244,468
August	14.65	10.45	27,057,900
September	14.40	11.90	21,713,461
October	15.99	13.12	25,643,137
November	16.75	14.02	27,064,738
December	17.37	13.83	19,123,869

2008
January	19.00	15.10	46,831,546
February	17.37	14.41	111,944,038
March	19.30	15.75	63,853,863
April	17.70	12.86	52,717,031
May	15.24	12.90	47,148,706
June	15.20	12.72	31,606,305
July (1)	16.00	13.45	23,474,295

(1)                                 July 2 to 23.

At the close of business on July 23, 2008, the last trading day prior to the date of this short form prospectus, the price of the Common Shares as reported by the TSX and the NYSE was C$14.23 and $14.10, respectively.

First Warrants

The First Warrants are listed and posted for trading on the TSX under the symbol “SLW.WT”.  The following table sets forth information relating to the trading of the First Warrants on the TSX for the months indicated.

Month	High (C$)	Low (C$)	Volume

2007
January	1.85	1.45	1,807,026
February	1.90	1.57	1,539,125
March	1.70	1.40	2,493,452
April	1.92	1.43	6,831,426
May	1.95	1.50	2,875,605
June	1.80	1.52	6,578,954
July	2.34	1.73	3,263,307
August	2.15	1.36	2,921,966
September	2.10	1.61	1,979,830
October	2.39	1.85	2,417,032
November	2.64	2.05	9,064,454
December	2.68	2.00	6,631,370

2008
January	3.00	2.22	9,934,637
February	2.68	2.10	2,322,493
March	3.05	2.36	2,428,546
April	2.73	1.79	1,998,631
May	2.26	1.79	4,820,164
June	2.30	1.84	17,569,490
July (1)	2.50	1.96	932,832

(1)                                 July 2 to 23.

At the close of business on July 23, 2008, the last trading day prior to the date of this short form prospectus, the price of the First Warrants as reported by the TSX was C$2.10.

Series A Warrants

The Series A Warrants are listed and posted for trading on the TSX under the symbol “SLW.WT.A”.  The following table sets forth information relating to the trading of the Series A Warrants on the TSX for the months indicated.

Month	High (C$)	Low (C$)	Volume

2007
January	1.68	1.26	1,207,804
February	1.74	1.32	1,420,575
March	1.46	1.21	551,921
April	1.66	1.30	1,505,200
May	1.74	1.33	1,733,910
June	1.60	1.29	816,657
July	2.05	1.54	959,478
August	1.88	1.15	707,789
September	1.91	1.45	894,250
October	2.10	1.57	794,221
November	2.32	1.76	2,945,416
December	2.44	1.74	2,252,607

2008
January	2.69	1.99	6,231,156
February	2.41	1.83	822,271
March	2.75	2.08	1,047,029
April	2.49	1.54	664,656
May	2.02	1.58	2,365,675
June	2.10	1.63	2,172,245
July (1)	2.26	1.76	155,250

(1)                                 July 2 to 23.

At the close of business on July 23, 2008, the last trading day prior to the date of this short form prospectus, the price of the Series A Warrants as reported by the TSX was C$1.82.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax considerations as of the date hereof generally applicable under the Tax Act to a Warrantholder arising from and relating to the Supplemental Indentures who exercises or disposes of Warrants and acquires, holds and disposes of Common Shares.  This summary is applicable to a Warrantholder who, for purposes of the Tax Act, deals at arm’s length and is not affiliated with the Corporation and holds the Warrants, and will hold any Underlying Shares, New Warrants and New Warrant Shares, as capital property.  Generally, Warrants, Underlying Shares, New Warrants and New Warrant Shares will be considered to be capital property to a Warrantholder provided that the Warrantholder does not hold such securities in the course of carrying on a business of buying and selling securities and has not acquired them in one or more transactions considered to be an adventure in the nature of trade.  In this summary, all references to “Common Shares” shall be a reference to common shares of the Corporation, including New Warrant Shares and Underlying Shares, as applicable.

This summary is not applicable to (i) a Warrantholder that is a “financial institution” (for purposes of the mark-to-market rules) or a “specified financial institution”, (ii) a Warrantholder an interest in which is a “tax shelter investment” (all as defined in the Tax Act), or (iii) a Warrantholder that has made a functional currency reporting election for purposes of the Tax Act.  Such a Warrantholder should consult its own tax advisors.  In addition, this summary does not address the deductibility of interest by a Warrantholder who has borrowed money to acquire Warrants or Common Shares.

This summary is based upon the current provisions of the Tax Act and regulations thereunder in force as at the date hereof, specific proposals to amend the Tax Act and regulations thereunder that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), the current provisions of the Canada-United States Income Tax Convention (1980) (the “Convention”) and the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”).  This summary assumes that the Proposed Amendments will be enacted as currently proposed although no assurance can be given in that regard.  Except as otherwise indicated, this summary does not take into account or anticipate any changes in the applicable law, whether made by judicial, governmental or legislative decision or action nor does it take into account provincial or foreign tax laws or considerations, which might differ significantly from those discussed herein.  This summary also assumes the Warrant Amendments will be effected pursuant to the terms of the Supplemental Indentures.

This summary is not exhaustive of all possible Canadian federal tax considerations and is not intended to be legal or tax advice to any particular Warrantholder.  Warrantholders should consult their own tax advisors for advice with respect to the tax consequences based on their particular circumstances.

For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Warrants, New Warrants and Common Shares (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars.  Amounts denominated in a foreign currency must be converted into Canadian dollars using the rate of exchange quoted by the Bank of Canada at noon on the day on which the amount first arose or such other rate of exchange as is acceptable to the CRA.

Warrantholders Resident in Canada

The following portion of the summary is generally applicable to a Warrantholder who at all relevant times for purposes of the Tax Act and any applicable income tax treaty, is, or is deemed to be, resident in Canada (a “Canadian Warrantholder”).  Certain Canadian Warrantholders whose Common Shares might not otherwise qualify as capital property may, in certain circumstances, treat their Common Shares, and all other “Canadian securities” as defined in the Tax Act, as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act.  This election does not apply to Warrants or New Warrants.

Amendment of Warrant Indentures

Although the matter is not free from doubt, the amendments contained in the Supplemental Indentures should not constitute substantial changes to the fundamental terms of the Warrants and accordingly should not result, in and of themselves, in a disposition of the Warrants by the Canadian Warrantholders for purposes of the Tax Act.

In the event that the amendments contained in the Supplemental Indentures are held to be so fundamental that their adoption results in a disposition of the Warrants and an acquisition of different warrants, then the Canadian Warrantholder would realize a capital gain (or a capital loss) for the year equal to the amount by which the proceeds of disposition of the Warrants, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Warrants to the Canadian Warrantholder.  In this case, the proceeds of disposition for the Warrants and the cost of any different warrants would be equal to the fair market value of the different warrants received in exchange at the time the Supplemental Indentures become effective.  The taxation of capital gains and capital losses is discussed below under the heading “Capital Gains and Capital Losses”.

The remainder of this summary assumes that the amendments contained in the Supplemental Indentures, in and of themselves, will not result in a disposition of the Warrants for purposes of the Tax Act.  If this assumption is not correct then the tax consequences to Canadian Warrantholders may be materially different.  Canadian Warrantholders should consult their own tax advisers.

Exercise of Warrants During the Early Exercise Period

No gain or loss will be realized by a Canadian Warrantholder upon the exercise of a Warrant during the Early Exercise Period.  When a Warrant is exercised during the Early Exercise Period and Common Shares are acquired, the cost to the Canadian Warrantholder of the Common Shares thus acquired will be the aggregate of the adjusted cost base, for that holder, of the Warrant and the price paid for the Common Shares upon exercise of the Warrant (also see discussion below under the heading “Receipt of New Warrants upon the Early Exercise of Warrants” for possible adjustments to the adjusted cost base of the Common Shares).  The cost to a Canadian Warrantholder of a Common Share acquired upon the exercise of a Warrant must be averaged with the adjusted cost base (determined immediately before the exercise of the Warrant) of all other Common Shares held by the Canadian Warrantholder as capital property at the time of the exercise of the Warrant.

Receipt of New Warrants upon the Early Exercise of Warrants

Although the matter is not free from doubt, the receipt of the New Warrants by a Canadian Warrantholder who exercises Warrants during the Early Exercise Period should not constitute the receipt of an inducement payment within the meaning of paragraph 12(1)(x) of the Tax Act by the Canadian Warrantholder or otherwise be included in the income of a Canadian Warrantholder.  As a result, the cost of any New Warrants to a Canadian Warrantholder should be nil.  Subject to the comments below, if the receipt of the New Warrants were considered to be such an inducement payment, then Canadian Warrantholders generally will be required to include in income for the year an amount equal to the fair market value of the New Warrants received.  Generally, the amount of this income inclusion would be added to the adjusted cost base of the New Warrants held by the Canadian Warrantholder.  A Canadian Warrantholder may be entitled to make an election under subsection 53(2.1) of the Tax Act to reduce the adjusted cost base of their Common Shares rather than have an income inclusion under paragraph 12(1)(x).  Canadian Warrantholders should consult with their own tax advisors regarding the treatment of the receipt of the New Warrants upon the early exercise of Warrants and the possibility of making this tax election.

Exercise of Warrants and New Warrants after the Early Exercise Period

No gain or loss will be realized by a Canadian Warrantholder upon the exercise of a Warrant or a New Warrant after the Early Exercise Period.  When a Warrant or New Warrant is exercised after the Early Exercise Period, the Canadian Warrantholder’s cost of the Common Share acquired thereby will be the aggregate of the Canadian Warrantholder’s adjusted cost base of such Warrant or New Warrant, respectively, and the exercise price paid for the Common Share upon exercise of the Warrant or New Warrant, as the case may be.  The Canadian Warrantholder’s adjusted cost base of the Common Share so acquired will be determined by averaging such cost with the adjusted cost base to the Canadian Warrantholder of all Common Shares held by the Canadian Warrantholder as capital property immediately prior to such acquisition.

Expiry of Warrants and New Warrants

The expiry of a Warrant or a New Warrant will generally result in a capital loss to the Canadian Warrantholder equal to the adjusted cost base of the Warrant or the New Warrant, respectively, to the Canadian Warrantholder immediately before its expiry.

Subject to the discussion above under the heading “Receipt of New Warrants upon the Early Exercise of Warrants”, the cost of any New Warrants to a Canadian Warrantholder should be nil.  Consequently, no loss should be realized by a Canadian Warrantholder upon the expiry of a New Warrant.

Disposition of Warrants, New Warrants and Common Shares

In general, a disposition, or a deemed disposition, of a Warrant or New Warrant (other than on the exercise or expiry thereof) or of a Common Share will give rise to a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Warrant, New Warrant or Common Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Warrant, New Warrant or Common Share, respectively.  The taxation of capital gains and capital losses is discussed below under the heading “Capital Gains and Capital Losses”.

Capital Gains and Capital Losses

Generally, one-half of a capital gain must be included in income as a taxable capital gain for the year of the disposition.  One-half of a capital loss will be an allowable capital loss and normally may be deducted by the Canadian Warrantholder in computing income to the extent of any taxable capital gains for the year.  Any allowable capital loss not deductible in the year may be deducted against taxable capital gains in computing taxable income for any of the three preceding years or any subsequent year (in accordance with the detailed rules contained in the Tax Act).  Capital gains realized by a Canadian Warrantholder that is an individual, other than certain specified trusts, will be relevant in computing possible liability under the alternative minimum tax.

In general, in the case of a Canadian Warrantholder that is a corporation, the amount of any capital loss otherwise determined arising from a disposition or deemed disposition of Common Shares may be reduced by the amount of dividends previously received thereon to the extent and under circumstances specified in the Tax Act.  Analogous rules apply where a corporation is, directly or through a trust or partnership, a member of a partnership or a beneficiary of a trust which owns Common Shares.

A Canadian Warrantholder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% in respect of its “aggregate investment income” for the year, which is defined in the Tax Act to include amounts in respect of taxable capital gains (but not dividends or deemed dividends deductible in computing taxable income).  This refundable tax generally will be refunded to a corporate holder at the rate of C$1 for every C$3 of taxable dividends paid while it is a private corporation.

Dividends

Dividends received or deemed to be received on the Common Shares by an individual (including a trust) will be included in computing the individual’s income for tax purposes and will be subject to the gross-up and dividend tax credit rules normally applicable to dividends received from taxable Canadian corporations.  An enhanced gross-up and dividend tax credit will be available where the Corporation provides notice designating the dividend as an “eligible dividend” paid by the Corporation.  A Canadian Warrantholder that is a corporation will include dividends received or deemed to be received on the Common Shares in computing its income for tax purposes and generally will be entitled to deduct the amount of such dividends in computing its taxable income, with the result that no tax may be payable by it in respect of such dividends. Certain corporations, including private corporations or subject corporations (as such terms are defined in the Tax Act), may be liable to pay a refundable tax under Part IV of the Tax Act at the rate of 33 1/3% of the dividends received or deemed to be received on the Common Shares to the extent that such dividends are deductible in computing taxable income.  This refundable tax generally will be refunded to a corporate holder at the rate of C$1 for every C$3 of taxable dividends paid while it is a private corporation.

Warrantholders Resident in the United States

The following summary is generally applicable to Warrantholders who (i) for the purposes of the Tax Act have not been and will not be deemed to be resident in Canada at any time while they hold Warrants, New Warrants or Common Shares; (ii) do not use or hold the Warrants, New Warrants and Common Shares in carrying on a business in Canada; and (iii) are residents of the United States for purposes of the Convention (“U.S. Warrantholders”).  Special rules, which are not discussed in this summary, may apply to a U.S. Warrantholder that is an insurer carrying on business in Canada and elsewhere.

Amendment of Warrant Indentures

The Canadian federal income tax consequences to a U.S. Warrantholder resulting from the amendments to the Warrant Indentures are generally the same as those described above that apply to a Canadian Warrantholder.

Exercise of Warrants during the Early Exercise Period

The Canadian federal income tax consequences to a U.S. Warrantholder of the early exercise of the Warrants are generally the same as those described above that apply to a Canadian Warrantholder.

Receipt of New Warrants upon the Early Exercise of Warrants

A U.S. Warrantholder should not be subject to tax under the Tax Act in respect of the receipt of the New Warrants as consideration for the exercise of Warrants during the Early Exercise Period.

Disposition of Warrants, New Warrants and Common Shares

A U.S. Warrantholder will not be subject to tax under the Tax Act in respect of any capital gain on the disposition of Warrants, New Warrants or Common Shares provided that such securities do not constitute, and are not deemed to constitute, “taxable Canadian property” of the U.S. Warrantholder for purposes of the Tax Act.  Generally, Warrants, New Warrants and Common Shares will not constitute taxable Canadian property of a U.S. Warrantholder provided that (i) the Common Shares are listed on a designated stock exchange (which includes the TSX) for the purposes of the Tax Act at the time of disposition; and (ii) at no time during the 60 month period immediately preceding the disposition of the Warrants, New Warrants or Common Shares were 25% or more of the issued shares of any class or series of the capital stock of the Corporation owned by the U.S. Warrantholder, by persons with whom the U.S. Warrantholder did not deal at arm’s length, or by the U.S. Warrantholder together with such persons.

A U.S. Warrantholder’s capital gain (or capital loss) in respect of Warrants, New Warrants and Common Shares that constitute or are deemed to constitute taxable Canadian property (and are not “treaty-protected property” as defined for purposes of the Tax Act) will generally be computed in the manner described above under the headings “Warrantholders Resident in Canada — Disposition of Warrants, New Warrants and Common Shares”.

Even if the Warrants, New Warrants or Common Shares are taxable Canadian property to a U.S. Warrantholder, under the terms of the Convention the U.S. Warrantholder will still not be subject to tax under the Tax Act in respect of a capital gain on the disposition of such securities provided in the case of the Common Shares that the value of the Common Shares is not derived principally from real property situated in Canada at the time of disposition.  U.S. Warrantholders whose Warrants, New Warrants or Common Shares are taxable Canadian property should consult their own tax advisors.

Dividends

Dividends paid or credited or deemed under the Tax Act to be paid or credited to a U.S. Warrantholder on the Common Shares generally will be subject to Canadian withholding tax at the rate of 15%.  This rate is reduced to 5% in the case of a U.S. Warrantholder that is a company that owns at least 10% of the voting shares of the Corporation.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal U.S. federal income tax considerations relevant to a U.S. Holder (as defined below) arising from and relating to (a) the adoption of the Warrant Amendments and (b) the exercise, disposition, and lapse of the New Warrants and (c) the acquisition, ownership and disposition of Common Shares received on the exercise of the New Warrants.  This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), U.S. judicial decisions, administrative pronouncements, existing and proposed U.S. Treasury regulations, all as in effect as of the date hereof.  All of the preceding authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. No ruling has been obtained, and no ruling will be requested, from the U.S. Internal Revenue Service with respect to any of the U.S. federal income tax consequences described below, and as a result, there can be no assurance that the U.S. Internal Revenue Service will not disagree with or challenge any of the conclusions that are reached and describe herein.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Warrants, New Warrants, or Common Shares, as the case may be, that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of, the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust (x) the administration of which is subject to the primary jurisdiction of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has an election in effect under applicable income tax regulations to be treated as a U.S. person.

If  a partnership is a beneficial owner of the Warrants, New Warrants or Common Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.  If you are a partner of a partnership that acquires New Warrants or Common Shares, you should consult your tax advisor regarding the tax consequences of (a) the adoption of the Warrant Amendments and (b) the exercise, disposition, and lapse of the New Warrants and (c) the acquisition, ownership and disposition of Common Shares received on the exercise of the New Warrants.

This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular U.S. Holders in light of their particular circumstances, including investors subject to special tax rules, such as financial institutions, regulated investment companies, real estate investment trusts, insurance companies, broker-dealers, tax-exempt organizations, holders who own (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote, U.S. Holders that hold Warrants, New Warrants or Common Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, persons subject to the alternative minimum tax or investors that have a functional currency other than the U.S. dollar, all of which may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any non-U.S., state or local tax considerations.  This summary assumes that investors will hold their New Warrants and Common Shares as “capital assets” (generally, property held for investment) under the Internal Revenue Code. Prospective investors are urged to consult their tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax considerations relevant to (a) the adoption of the Warrant Amendments, (b) the exercise, disposition, and lapse of the New Warrants, and (c) the acquisition, ownership and disposition of Common Shares received on the exercise of the New Warrants.

U.S. Federal Income Tax Consequences of the Adoption of the Warrant Amendments

Adoption of the Warrant Amendments

The U.S. federal income tax character of the adoption of the Warrant Amendments is uncertain.  Under general principles of U.S. federal income tax law, if the legal rights or obligations represented by the Warrants after the adoption of the Warrant Amendments differ materially in either kind or extent from the legal rights or obligations represented by the Warrants prior to the adoption of the Warrant Amendments, a U.S. Holder generally would be deemed to exchange “old” Warrants for “new” Warrants on the date of adoption of the Warrant Amendments.  Any such deemed exchange of “old” Warrants for “new” Warrants will qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code (a “Recapitalization”), and a U.S. Holder generally will recognize no gain or loss on such deemed exchange.  If there is no deemed exchange, there will be no U.S. federal income tax consequences.

U.S. Federal Income Tax Consequences of the Exercise, Disposition, and Lapse of New Warrants

Exercise of Warrants

Subject to the discussions below regarding the receipt of a New Warrant upon the exercise of a Warrant during the Early Exercise Period, a U.S. Holder should not recognize gain or loss on the exercise of a Warrant and related receipt of a Common Share.  A U.S. Holder’s initial tax basis in the Common Share received on the exercise of a Warrant should be equal to the sum of (a) such U.S. Holder’s tax basis in such Warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such Warrant.  A U.S. Holder’s holding period for the Common Share received on the exercise of a Warrant should begin on the day after the date that such Warrant is exercised by such U.S. Holder.

The U.S. federal income tax consequences of the receipt of a New Warrant upon the exercise of a Warrant during the Early Exercise Period are uncertain.  The IRS may take the position that the New Warrant represents a fee for exercising the Warrant during the Early Exercise Period, in which case a U.S. Holder generally would recognize ordinary income in an amount equal to the fair market value of the New Warrant on the date of receipt.  Alternatively, the IRS may take the position that the receipt of a New Warrant should be treated as a distribution of a right to acquire stock under Section 305 of the Code, which, depending on the circumstances (for example, if cash is distributed to holders of the Common Shares within 36 months of the date the New Warrant is received), could result in a taxable distribution to a U.S. Holder, in an amount equal to the fair market value of the New Warrant on the date of distribution.  (See more detailed discussion of the rules applicable to distributions made by Silver Wheaton at “Distributions on Common Shares” below).  As an additional alternative, a U.S. Holder may be treated as simultaneously purchasing a Common Share and a New Warrant upon the exercise of a Warrant during the Early Exercise Period, in which case the U.S. Holder should not be required to recognize income or gain upon the receipt of the New Warrant.  Each U.S. Holder should consult its own tax advisor regarding the U.S. federal income tax consequences of the receipt of a New Warrant upon the exercise of a Warrant during the Early Exercise Period.

Disposition of New Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a New Warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the New Warrant sold or otherwise disposed of.  Subject to the discussion under “Passive Foreign Investment Company (PFIC) Considerations” below, any such gain or loss generally will be capital gain or loss, and will be short-term or long-term depending on whether the New Warrants are held for more than one year.  Long-term capital gains of an individual taxpayer for taxable dispositions prior to January 1, 2011 will be taxed at a maximum rate of 15%.  For taxable dispositions after January 1, 2011, such long-term capital gains will be taxed at a maximum rate of 20%.  The deductibility of capital losses is subject to significant limitations.

Lapse of New Warrants

Upon the lapse or expiration of a New Warrant, a U.S. Holder should recognize a loss in an amount equal to such U.S. Holder’s tax basis in the New Warrant.  Any such loss generally will be a capital loss, and will be short-term or long-term depending on whether the New Warrants are held for more than one year.  The deductibility of capital losses is subject to significant limitations.

Adjustment to Conversion Ratio

Under the Internal Revenue Code, an adjustment to the number of Common Shares that will be issued on exercise of the New Warrants, or an adjustment to the exercise price of the New Warrants, may, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to Shareholders), be treated as a constructive distribution to a U.S. Holder of the New Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in the “earnings and profits” or assets of Silver Wheaton.  See more detailed discussion of the rules applicable to distributions made by Silver Wheaton at “Distributions on Common Shares” below.

U.S. Federal Income Tax Consequences of the Acquisition, Ownership and Disposition of Common Shares

Distributions on Common Shares

Subject to the discussion under “Passive Foreign Investment Company (PFIC) Considerations” below, the gross amount of any distribution paid by Silver Wheaton will generally be subject to U.S. federal income tax as dividend income to the extent paid out of Silver Wheaton’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.  Such amount will be includable in gross income by a U.S. Holder as ordinary income on the date such U.S. Holder actually or constructively receive the distribution.  Dividends paid by Silver Wheaton will not be eligible for the dividends received deduction allowed to corporations.

Subject to applicable exceptions with respect to short-term and hedged positions, certain dividends received by non-corporate U.S. Holders prior to January 1, 2011 from a “qualified foreign corporation” may be eligible for reduced rates of taxation (“qualified dividends”).  A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that the U.S. Treasury Department determines to be satisfactory for these purposes and that includes an exchange of information provision.  The U.S. Treasury has determined that the income tax treaty between the United States and Canada meets these requirements, and Silver Wheaton believes it is eligible for the benefits of the income tax treaty between the United States and Canada.  A foreign corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on ordinary shares that are readily tradeable on an established securities market in the United States.  U.S. Treasury guidance indicates that Silver Wheaton’s Common Shares will be readily tradeable on an established securities market in the United States; however, there can be no assurance that the Common Shares will be considered readily tradeable on an established securities market in future years.  Dividends received by U.S. investors from a foreign corporation that was a PFIC in either the taxable year of the distribution or the preceding taxable year will not constitute qualified dividends.  As discussed below in “Passive Foreign Investment Company (PFIC) Considerations,” Silver Wheaton does not expect to be treated as a PFIC, and accordingly, dividends paid on the Common Shares are expected to constitute qualified dividends.

Dividends received by a U.S. Holder with respect to Common Shares will constitute foreign source income, which may be relevant in calculating the holder’s foreign tax credit limitation.  The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income.  For this purpose, dividends paid by Silver Wheaton with respect to the Common Shares will, depending on a U.S. Holder’s circumstances, be “passive category” or “general category” income.

Subject to certain limitations, any Canadian tax withheld with respect to distributions made on the Common Shares may be treated as foreign taxes eligible for credit against a U.S. Holder’s federal income tax liability.  Alternatively, a U.S. Holder may, subject to applicable limitations, elect to deduct the otherwise creditable Canadian withholding taxes for U.S. federal income tax purposes.  The rules governing the foreign tax credit are complex and involve the application of rules that depend on each taxpayer’s particular circumstances.  Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

To the extent that a distribution exceeds the amount of Silver Wheaton’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of capital, causing a reduction in the U.S. Holder’s adjusted basis in the Common Shares held by such U.S. Holder (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by such U.S. Holder upon a subsequent disposition of the Common Shares), with any amount that exceeds the adjusted basis being taxed as a capital gain recognized on a sale or exchange (as discussed below).  However, Silver Wheaton does not intend to maintain calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by Silver Wheaton with respect to the Common Shares will constitute ordinary dividend income.

The gross amount of distributions paid in any foreign currency will be included by each U.S. Holder in income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the distributions are paid, regardless of whether the payment is in fact converted into U.S. dollars.  If the foreign currency is converted into U.S. dollars on the date of the payment, the U.S. Holder should not be required to recognize any foreign currency gain or loss with respect to the receipt of the foreign currency distributions.  If instead the foreign currency is converted at a later date, any currency gains or losses resulting from the conversion of the foreign currency will be treated as U.S. source ordinary income or loss.

Sale, Exchange or Other Disposition of Common Shares

Subject to the discussion below under “Passive Foreign Investment Company (PFIC) Considerations,” a U.S. Holder generally will recognize U.S. source capital gain or loss on the sale, exchange or other disposition of Common Shares in an amount equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in the Common Shares.  Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Common Shares for more than one year at the time of the sale, exchange or other disposition.  Long-term capital gains of an individual taxpayer for taxable dispositions prior to January 1, 2011 will be taxed at a maximum rate of 15%.  For taxable dispositions after January 1, 2011, such long-term capital gains will be taxed at a maximum rate of 20%.  The deductibility of capital losses is subject to significant limitations.

If a U.S. Holder receives any foreign currency on the sale of Common Shares, such U.S. Holder may recognize ordinary income or loss as a result of currency fluctuations between the date of the sale of Common Shares and the date the sale proceeds are converted into U.S. dollars.

Passive Foreign Investment Company (PFIC) Considerations

Special U.S. federal income tax rules apply to U.S. persons owning stock of a PFIC.  A foreign corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the average value (or, if elected, the adjusted tax basis) of its assets are considered “passive assets” (generally, assets that generate passive income).  Special rules apply where a corporation owns, directly or indirectly, at least 25% by value of the stock of another corporation (the “lower-tier corporation”).  For purposes of determining whether Silver Wheaton is a PFIC, it will be treated as if it held its proportionate share of the assets of any lower-tier corporation and received directly its proportionate share of the income of any lower-tier corporation.

Silver Wheaton does not currently expect to be treated as a PFIC for U.S. federal income tax purposes, and does not expect to become a PFIC in the future, although there can be no assurances in this regard.  Accordingly, it is possible that Silver Wheaton may become a PFIC in the current taxable year or in future years.

In any given taxable year for which Silver Wheaton is classified as a PFIC, during which a U.S. Holder holds Common Shares, a U.S. Holder would be subject to increased tax liability (possibly including an interest charge) upon the sale or other disposition of the Common Shares or upon the receipt of certain distributions treated as “excess distributions,” unless such U.S. Holder elects to be taxed currently, as discussed in “Mark-to-Market and QEF Elections” below.  An excess distribution generally would be any distribution to a U.S. Holder with respect to Common Shares during a single taxable year that is greater than 125% of the average annual distributions received by such U.S. Holder with respect to the Common Shares during the three preceding taxable years or, if shorter, during such U.S. Holder’s holding period for the Common Shares.

In addition, certain special, generally adverse rules would apply to the Common Shares if Silver Wheaton is a PFIC.  For example, a U.S. holder that uses PFIC shares as security for a loan (including a margin loan) will, except as may be provided in regulations, be treated as having made a taxable disposition of such shares.

Notwithstanding any election made with respect to Common Shares, dividends received with respect to the Common Shares will not constitute “qualified dividend income” if Silver Wheaton is a PFIC in either the year of the distribution or the preceding taxable year.  Dividends that do not constitute qualified dividend income are not eligible for taxation at the reduced tax rate discussed above in “Distributions on Common Shares.”  Instead, such dividends would be subject to tax at ordinary income rates.  If a U.S. Holder owns Common Shares during any year in which Silver Wheaton is a PFIC, such U.S. Holder must also file Internal Revenue Service Form 8621.

Mark-to-Market and QEF Elections

If the Common Shares are  “marketable stock” for purposes of the PFIC rules, a U.S. Holder may make an election to include gain or loss on the Common Shares as ordinary income or loss under a mark-to-market method of accounting.  The Common Shares would be marketable securities if they were regularly traded on a qualifying exchange that is either (i) a national securities exchange which is registered with the Securities and Exchange Commission or the national market system established pursuant to the Exchange Act, or (ii) any exchange or other market that the Secretary determines are adequate.  The NYSE meets this test, and Silver Wheaton believes that the TSX meets this test.  Accordingly, so long as the Common Shares are regularly traded on the TSX or NYSE a U.S. Holder should be able to make a mark-to-market election with respect to the Common Shares if Silver Wheaton is classified as a PFIC.

If a U.S. Holder chooses to make a mark-to-market election, such U.S. Holder must include in ordinary income for each taxable year for which the election is in effect, and during which Silver Wheaton is a PFIC, an amount equal to the excess, if any, of the fair market value of its Common Shares as of the close of the taxable year over its adjusted tax basis in the Common Shares.  In addition, the U.S. Holder may claim an ordinary loss deduction for the excess, if any, of its adjusted tax basis in the Common Shares over the fair market value of the Common Shares at the close of the taxable year, but only to the extent of any prior net mark-to-market gains.  A U.S. Holder’s adjusted tax basis in its Common Shares will be increased by the income recognized under the mark-to-market election and decreased by deductions allowed under the election.  Gain upon an actual sale or other disposition of the Common Shares will be treated as ordinary income, and any losses incurred on a sale or other disposition of the Common Shares will be treated as an ordinary loss to the extent of any prior net mark-to-market gains.

A mark-to-market election applies to the taxable year in which the election is made and to each subsequent year, unless the Common Shares cease to be marketable (as described above) or the U.S. Internal Revenue Service consents to revocation of the election.  If a U.S. Holder does not make a mark-to-market election for the first year in which such Holder owns Common Shares and Silver Wheaton is a PFIC, the interest charge imposed under the Internal Revenue Code as described above will apply to any mark-to-market gain recognized in the later year that the election is first made over the fair market value of the Common Shares.  U.S. Holders are urged to consult their own tax advisors as to the consequences of making a mark-to-market election.

Under the Internal Revenue Code, a holder of shares of a PFIC may also make a qualifying electing fund (“QEF”) election with respect to shares of the PFIC.  In such a case, the shareholder is generally subject to tax on its pro rata share of the income and gains of the PFIC on a current basis, without regard to whether or not actual distributions are made by the PFIC, rather than being subject to the treatment described above in “Passive Foreign Investment Company (PFIC) Considerations.”  However, an election to treat Silver Wheaton as a QEF will not be available if Silver Wheaton does not provide the information necessary to make such an election.  It is not expected that a U.S. Holder will be able to make a QEF election because Silver Wheaton does not intend to provide U.S. Holders with the information necessary to allow the QEF election.

You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of holding Common Shares if Silver Wheaton is considered a PFIC in any taxable year.

U.S. Information Reporting and Backup Withholding Tax

Under U.S. federal income tax law and regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation.  Penalties for failure to file certain of these information returns are severe.  U.S. Holders of the Common Shares should consult with their own tax advisors regarding the requirements of filing information returns and mark-to-market elections.

Dividends and proceeds from the sale or other disposition of Common Shares that are paid in the United States or by a U.S.-related financial intermediary will be subject to U.S. information reporting rules, unless you are a corporation or other exempt recipient.  In addition, payments that are subject to information reporting may be subject to backup withholding if a U.S. Holder does not provide its taxpayer identification number and otherwise comply with the backup withholding rules.  Backup withholding is not an additional tax.  Amounts withheld under the backup withholding rules are available to be credited against a U.S. Holder’s U.S. federal income tax liability and may be refunded to the extent they exceed such liability, provided the required information is provided to the Internal Revenue Service.

RISK FACTORS

The acquisition of the securities being distributed under this short form prospectus involves a high degree of risk.  Any prospective investor should carefully consider the risk factors set forth in the Annual Information Form incorporated by reference in this short form prospectus and all of the other information contained in this short form prospectus (including, without limitation, the documents incorporated by reference and the additional risk factor set out below) before acquiring any of the securities distributed under this short form prospectus.  The risks described therein are not the only risks facing the Corporation.  Additional risks and uncertainties not currently known to the Corporation, or that the Corporation currently deems immaterial, may also materially and adversely affect its business.

Public Trading of New Warrants

Currently, there is no public market for the New Warrants, and there can be no assurance that an active market for the New Warrants will develop or be sustained.  If an active public market for the New Warrants does not develop, the liquidity of a Warrantholder’s investment may be limited.

LEGAL MATTERS

Certain legal matters will be passed upon by each of Cassels Brock & Blackwell LLP, Canadian counsel for the Corporation, Paul, Weiss, Rifkind, Wharton & Garrison, LLP, U.S. counsel for the Corporation, and Fraser Milner Casgrain LLP, Canadian counsel for the Financial Advisors.  As of the date hereof, partners and associates of Cassels Brock & Blackwell LLP and Fraser Milner Casgrain LLP, each as a group, own, directly or directly, in the aggregate, less than one percent of the outstanding Common Shares and Warrants.

EXPERTS

The financial statements of the Corporation incorporated in this prospectus by reference from the Corporation’s Amendment No. 1 to Annual Report on Form 40-F for the year ended December 31, 2007 and the effectiveness of the Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, Independent Registered Chartered Accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The statements as to our resource and reserve estimates and as to the preparation of certain technical reports which appear in our Annual Information Form for the year ended December 31, 2007 have been incorporated by reference herein upon the authority, as experts, of (i) Lars Malmström, Chief Geologist at Zinkgruvan, (ii) Per Hedström, Senior Geologist at Zinkgruvan (iii) Patrick Forward, General Manager, Exploration of European Goldfields Limited (iv) Velasquez Spring, P.Eng., Senior Geologist at Watts, Griffis and McOuat Limited (“WGM”) (v) Gordon Watts, P.Eng., Senior Associate Mineral Economist at WGM, (vi) Reynaldo Rivera, MAusIMM at Luismin, S.A. de C.V., (vii) Jim Tompkins, P.Eng., Mercator’s independent mining engineer, (viii) Robert H. Bryson, MMSA, Vice President, Engineering at Goldcorp Inc., (ix) Robert Didur, P.Eng., Senior Associate Mining Consultant at WGM (x) Fred H. Brown, CPG, independent consultant to Goldcorp Inc., and (xi) Steven Ristorcelli, CPG, Principal Geologist at Mine Development Associates, Inc.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

The Corporation is an Ontario corporation with its principal place of business in Canada.  The majority of its directors and officers are residents of Canada and all or a substantial portion of its assets and the assets of such persons are located outside the United States.  Consequently, it may be difficult for United States investors to effect service of process within the United States on the Corporation or its directors or officers, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the U.S. Securities Act.  Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against the Corporation or such persons predicated on the civil liability provisions of the United States federal securities laws or would enforce, in original actions, liabilities against the Corporation or such persons predicated on the United States federal securities laws.

AUDITORS’ CONSENT

We have read the short form prospectus (the “Prospectus”) of Silver Wheaton Corp. (the “Corporation”) dated July 24, 2008 qualifying the distribution of common share purchase warrants of the Corporation issuable to the holders of the outstanding common share purchase warrants of the Corporation upon early exercise.  We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the Prospectus of our report to the shareholders of the Corporation on the consolidated balance sheets of the Corporation as at December 31, 2007 and 2006 and the consolidated statements of operations, cash flows and shareholders’ equity for each of the three years in the period ended December 31, 2007 and the consolidated statement of comprehensive income for the year ended December 31, 2007.  Our report is dated March 17, 2008.

Vancouver, British Columbia	(Signed) DELOITTE & TOUCHE LLP
July 24, 2008	Independent Registered Chartered Accountants

PART II

INFORMATION NOT REQUIRED TO BE

DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

Section 136 of the Business Corporations Act (Ontario) as amended, provides, in part, as follows:

(1)                                  A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

Advance of Costs

(2)                                  A corporation may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1), but the individual shall repay the money if the individual does not fulfil the conditions set out in subsection (3).

Limitation

(3)                                  A corporation shall not indemnify an individual under subsection (1) unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request.

Same

(4)                                  In addition to the conditions set out in subsection (3), if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual under subsection (1) unless the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Derivative Actions

(4.1)                         A corporation may, with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

Right to Indemnity

(4.2)                         Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking an indemnity,

(a)                                  was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b)                                 fulfils the conditions set out in subsections (3) and (4).

Insurance

(4.3)                         A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual,

(a)                                  in the individual’s capacity as a director or officer of the corporation; or

(b)                                 in the individual’s capacity as a director or officer, or a similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

Application to Court

(5)                                  A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

Idem

(6)                                  Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

Article 6 of By-Law No.  2 of the Corporation provides as follows:

Protection of Directors, Officers and Others

6.03                           Limitation of Liability.  Except as otherwise provided in the Act, no director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any persons, firm or corporation including any person, firm or corporation with whom or which any moneys, securities or effects shall be lodged or deposited for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to exercise the powers and to discharge the duties of his office honestly, in good faith and in the best interests of the Corporation and in connection therewith to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.  The directors for the time being of the Corporation shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into in the name or on behalf of the Corporation, except such as shall have been submitted to and authorized or approved by the board.  If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a company which is employed by or performs services for the Corporation, the fact of his being a director or officer of the Corporation shall not disentitle such director or officer or such firm or company, as the case may be, from receiving proper remuneration for such services.

6.04                           Indemnity.  Subject to the limitations contained in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity, if

(a)                                  the individual acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation’s request;

(b)                                 in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful; and

(c)                                  a court or other competent authority has not judged that the individual has committed any fault or omitted to do anything that the individual ought to have done.

The Corporation shall also indemnify such person in such other circumstances as the Act permits or requires.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBITS

Exhibit	Description
1.1	Fiscal advisory agreement between the Registrant and GMP Securities L.P. dated July 24, 2008.
1.2	Fiscal advisory agreement between the Registrant and Genuity Capital Markets dated July 24, 2008.
4.1

Annual information form of the Registrant for the year ended December 31, 2007 dated March 28, 2008 (incorporated by reference in the Registrant’s Annual Report on Form 40-F filed with the Commission on April 1, 2008)

4.2

Audited consolidated balance sheets of the Registrant as at December 31, 2007 and 2006, and the consolidated statements of operations, cash flows and shareholders’ equity for each of the three years in the period ended December 31, 2007 and the consolidated statement of comprehensive income for the year ended December 31, 2007, together with the reports of independent registered chartered accountants thereon and the notes thereto (incorporated by reference in the Registrant’s Amendment No.  1 to Annual Report on Form 40-F filed with the Commission on April 10, 2008)

4.3

Management’s discussion and analysis of results of operations and financial condition of the Registrant for the year ended December 31, 2007 (incorporated by reference in the Registrant’s Amendment No.  1 to Annual Report on Form 40-F filed with the Commission on April 10, 2008)

4.4

Interim unaudited consolidated financial statements of the Registrant as at and for the three months ended March 31, 2008, together with the notes thereto (incorporated by reference in the Registrant’s Form 6-K furnished to the Commission on April 29, 2008)

4.5

Management’s discussion and analysis of results of operations and financial condition of the Registrant for the three months ended March 31, 2008 (incorporated by reference in the Registrant’s Form 6-K furnished to the Commission on April 29, 2008)

4.6

Management information circular dated March 25, 2008 prepared in connection with the Registrant’s annual and special meeting of shareholders held on May 14, 2008 (incorporated by reference in the Registrant’s Form 6-K furnished to the Commission on April 7, 2008)

4.7	Management information circular dated July 7, 2008 prepared in connection with the special meeting of shareholders of the Corporation scheduled to be held on August 7, 2008
4.8

Management information circular dated July 7, 2008 prepared in connection with the meeting of warrantholders of the Corporation scheduled to be held on August 7, 2008 (incorporated by reference in the Registrant’s Schedule 13E-4F filed with the Commission on July 22, 2008)

4.9	Material change report, dated December 31, 2007 (incorporated by reference in the Registrant’s Form 6-K furnished to the Commission on January 7, 2008)
4.10	Material change report, dated February 5, 2008 (incorporated by reference in the Registrant’s Form 6-K furnished to the Commission on February 8, 2008)
4.11	Material change report, dated February 19, 2008 (incorporated by reference in the Registrant’s Form 6-K furnished to the Commission on February 19, 2008)
4.12	Material change report, dated May 16, 2008 (incorporated by reference in the Registrant’s Form 6-K furnished to the Commission on May 21, 2008)
4.13	Material change report, dated June 26, 2008 (incorporated by reference in the Registrant’s Form 6-K furnished to the Commission on June 26, 2008)
5.1	Consent of Deloitte & Touche LLP
5.2	Consent of GMP Securities L.P.
5.3	Consent of Genuity Capital Markets
5.4*	Consent of Lars Malmström
5.5*	Consent of Per Hedström
5.6*	Consent of Patrick Forward
5.7*	Consent of Velasquez Spring
5.8*	Consent of Gordon Watts
5.9*	Consent of Reynaldo Rivera
5.10*	Consent of Jim Tompkins
5.11	Consent of Robert H. Bryson
5.12*	Consent of Robert Didur
5.13*	Consent of Fred H. Brown
5.14*	Consent of Steven Ristorcelli
6.1*	Powers of Attorney
7.1	Common Share Purchase Warrant Indenture

* Previously filed.

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.  Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.  Consent to Service of Process.

(a)                                  Prior to filing this amendment to the Registration Statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)                                 Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by Amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 25th day of July, 2008.

SILVER WHEATON CORP.

By:	/s/ Peter D. Barnes
Name:	Peter D. Barnes
Title:	President and Chief Executive Officer

POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Peter D. Barnes	President, Chief Executive Officer and Director	July 25, 2008
Peter D. Barnes	(Principal Executive Officer)

/s/ Gary Brown	Chief Financial Officer (Principal Financial	July 25, 2008
Gary Brown	Officer and Principal Accounting Officer)

/s/ Lawrence I. Bell	Director	July 25, 2008
Lawrence I. Bell

*	Director	July 25, 2008
John A. Brough

*	Director	July 25, 2008
R. Peter Gillin

*	Director	July 25, 2008
Douglas M. Holtby

*	Director	July 25, 2008
Eduardo Luna

*	Director	July 25, 2008
Wade D. Nesmith

* By:	/s/ Peter D. Barnes
Name: Peter D. Barnes
Title: President and Chief Executive Officer

III-2

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Silver Wheaton Corp.  in the United States, on the 25th day of July, 2008.

PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

III-3

EXHIBIT INDEX

Exhibit	Description
1.1	Fiscal advisory agreement between the Registrant and GMP Securities L.P. dated July 24, 2008.
1.2	Fiscal advisory agreement between the Registrant and Genuity Capital Markets dated July 24, 2008.
4.1

Annual information form of the Registrant for the year ended December 31, 2007 dated March 28, 2008 (incorporated by reference in the Registrant’s Annual Report on Form 40-F filed with the Commission on April 1, 2008)

4.2

Audited consolidated balance sheets of the Registrant as at December 31, 2007 and 2006, and the consolidated statements of operations, cash flows and shareholders’ equity for each of the three years in the period ended December 31, 2007 and the consolidated statement of comprehensive income for the year ended December 31, 2007, together with the reports of independent registered chartered accountants thereon and the notes thereto (incorporated by reference in the Registrant’s Amendment No.  1 to Annual Report on Form 40-F filed with the Commission on April 10, 2008)

4.3

Management’s discussion and analysis of results of operations and financial condition of the Registrant for the year ended December 31, 2007 (incorporated by reference in the Registrant’s Amendment No.  1 to Annual Report on Form 40-F filed with the Commission on April 10, 2008)

4.4

Interim unaudited consolidated financial statements of the Registrant as at and for the three months ended March 31, 2008, together with the notes thereto (incorporated by reference in the Registrant’s Form 6-K furnished to the Commission on April 29, 2008)

4.5

Management’s discussion and analysis of results of operations and financial condition of the Registrant for the three months ended March 31, 2008 (incorporated by reference in the Registrant’s Form 6-K furnished to the Commission on April 29, 2008)

4.6

Management information circular dated March 25, 2008 prepared in connection with the Registrant’s annual and special meeting of shareholders held on May 14, 2008 (incorporated by reference in the Registrant’s Form 6-K furnished to the Commission on April 7, 2008)

4.7	Management information circular dated July 7, 2008 prepared in connection with the special meeting of shareholders of the Corporation scheduled to be held on August 7, 2008
4.8

Management information circular dated July 7, 2008 prepared in connection with the meeting of warrantholders of the Corporation scheduled to be held on August 7, 2008 (incorporated by reference in the Registrant’s Schedule 13E-4F filed with the Commission on July 22, 2008)

4.9	Material change report, dated December 31, 2007 (incorporated by reference in the Registrant’s Form 6-K furnished to the Commission on January 7, 2008)
4.10	Material change report, dated February 5, 2008 (incorporated by reference in the Registrant’s Form 6-K furnished to the Commission on February 8, 2008)
4.11	Material change report, dated February 19, 2008 (incorporated by reference in the Registrant’s Form 6-K furnished to the Commission on February 19, 2008)
4.12	Material change report, dated May 16, 2008 (incorporated by reference in the Registrant’s Form 6-K furnished to the Commission on May 21, 2008)
4.13	Material change report, dated June 26, 2008 (incorporated by reference in the Registrant’s Form 6-K furnished to the Commission on June 26, 2008)
5.1	Consent of Deloitte & Touche LLP
5.2	Consent of GMP Securities L.P.
5.3	Consent of Genuity Capital Markets
5.4*	Consent of Lars Malmström
5.5*	Consent of Per Hedström
5.6*	Consent of Patrick Forward
5.7*	Consent of Velasquez Spring
5.8*	Consent of Gordon Watts
5.9*	Consent of Reynaldo Rivera
5.10*	Consent of Jim Tompkins
5.11	Consent of Robert H. Bryson
5.12*	Consent of Robert Didur
5.13*	Consent of Fred H. Brown
5.14*	Consent of Steven Ristorcelli
6.1*	Powers of Attorney
7.1	Common Share Purchase Warrant Indenture

III-4

* Previously filed.

III-5